UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2008

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	0-16379	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts		02061-9149
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On April 17, 2008, Clean Harbors, Inc. (the “Company”) learned that Pacific Employers Insurance Company (“PEIC”), a subsidiary of ACE American Insurance Company, had filed a complaint (the “PEIC Complaint”) in the United States District Court for the Northern District of Illinois ( the “District Court”) against Clean Harbors Environmental Services, Inc. (“CHES”), which is a wholly-owned subsidiary of the Company. Although CHES has not yet been served in the action, it understands that the suit was filed on April 16, 2008.  The PEIC Complaint seeks a declaratory judgment from the District Court that, under the terms of the general liability insurance policy which PEIC issued to CHES for the period from November 1, 2000 to November 1, 2001 (the “PEIC Policy”), PEIC has no obligation to defend or indemnify CHES from or against claims allegedly resulting from any injury alleged in the amended complaint which was filed against CHES by Mr. Eddie Lopez and Ms. Sandy Lopez in the lawsuit described below.  The PEIC Complaint alleges that any such injury would have arisen from pollution at a “Clean Harbors facility” in Chicago, Illinois (the “Chicago Facility”) at which the injury to Mr. Lopez allegedly occurred, and that the pollution exclusion contained in the PEIC Policy therefore bars coverage for the claims asserted against CHES in the Underlying Lawsuit.

The Underlying Lawsuit is derived from a complaint re-filed by Mr. and Mrs. Lopez against CHES on June 30, 2004, which was subsequently removed in 2005 to the District Court, where it presently is pending (the “Underlying Lawsuit”).  Mr. and Mrs. Lopez filed an amended complaint on December 3, 2007.  The amended complaint alleges that on or about April 6, 2001, and prior thereto, Mr. Lopez (who was then employed as a driver by a waste hauler not affiliated with the Company) was at the Chicago Facility for the purpose of removing dumpsters containing crushed drums, for delivery to a landfill, and that, while he was at the Chicago Facility, he was exposed to and inhaled “toxic fumes” that were “emitted from the dumpsters” and thereby sustained “severe and permanent injury to his body, organs and nervous system.” The amended complaint seeks damages in an unspecified amount for personal injury, loss of income and loss of consortium.

Upon the filing on June 30, 2004 of the complaint by Mr. and Mrs. Lopez, CHES gave notice to the insurance broker through which CHES had obtained its insurance program.  At the same time, CHES also provided notice to an affiliate of PEIC, which is the risk management firm that investigates and processes CHES’ insurance claims.

The Company believes that the claims against CHES in the Underlying Lawsuit are defensible on the merits and intends to vigorously defend the Underlying Lawsuit.  CHES believes that the alleged damages claimed by Mr. Lopez were not caused by any exposure to toxic chemicals at the Chicago Facility. Rather, the Company believes the alleged damages claimed by Mr. Lopez were caused by infectious meningoencephalitis. This belief is based, in part, upon the diagnosis issued by two of Mr. Lopez’s treating physicians and was affirmed by the plaintiff as part of his worker’s compensation settlement which Mr. Lopez reached with his former employer (which resulted in a payment of $50,000 to Mr. Lopez).  In that settlement, Mr. Lopez relied in part on a report attached to the settlement from one of his treating physicians, which diagnosed his condition as likely to be infectious meningitis.  Additionally, two of

Mr. Lopez’s treating physicians have also testified in deposition that they have diagnosed his condition as likely to be infectious meningitis.

On March 25, 2008, the District Court vacated the jury trial date in the Underlying Lawsuit set for April 28, 2008.  A status hearing is currently set for April 22, 2008.  No new trial date has yet been set.

Steadfast Insurance Company (“Steadfast”), an affiliate of Zurich North America, has provided an environmental impairment liability insurance policy to CHES. By letter dated March 28, 2008, Steadfast reserved its rights with respect to its obligations to defend and indemnify CHES under such policy from and against the claims asserted against CHES in the Underlying Lawsuit based upon alleged lack of proper notice.  On April 7, 2008, National Union Fire Insurance Company, which issued an umbrella liability insurance policy to CHES, excess to the general liability PEIC Policy, also issued a reservation of rights letter to CHES as to its duty to defend and indemnify CHES under its umbrella liability insurance policy, based upon a pollution exclusion and alleged lack of proper notice.

The Company is now engaged in investigations and ongoing discussions with its insurance carriers concerning its rights to coverage for any potential liabilities which may arise out of the Underlying Lawsuit, and the Company intends to vigorously assert its rights to such coverage based on such investigations and discussions. However, in the event that the plaintiffs were to prevail in the Underlying Lawsuit and CHES’ general liability insurance carrier, umbrella liability carrier and environmental impairment liability insurance carrier were to successfully deny coverage, then the Company could be faced with potential significant liabilities.  In such an event, the Company would vigorously pursue remedies against various third parties relating thereto.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

April 21, 2008	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer